Exhibit 10.14

LOAN AGREEMENT

This Loan Agreement is made and entered into by and between;

MegaChips Corporation, a company incorporated under the laws of Japan and having its principal place of business at Shin-Osaka Hankyu Building, 1-1-1 Miyahara, Yodogawa-ku, Osaka, 532-0003 Japan (hereinafter referred to as Lender); and

SiTime Corporation, a company incorporated under the laws of the State of Delaware, USA and having its principal place of business at 990 Almanor Avenue, Sunnyvale, CA 94085 U.S.A. (hereinafter referred to as Borrower);

For due and adequate consideration the parties hereto hereby set forth the basic terms and conditions by which all transactions between the parties shall be governed, as follows:

Article 1. PURPOSE.

1.1.	The purpose of this Agreement is to set forth the basic terms in relation to the loan from Lender to Borrower for preparing Borrower’s financial necessity.

1.2.	The monetary transaction executed under this Agreement shall be the Loan from Lender to Borrower, and never be construed as any kind of the investment.

Article 2. Definition.

The definitions of the Capitalized words which are used in this Agreement shall be as follows;

2.1.	“Business Day(s)” means the Lender’s business day(s), but excluding Saturdays, Sundays and public holidays in the Japanese calendar and any other holidays designated by Lender;

2.2.	“Default” means the failure to carry out all or a portion of obligations imposed on the party hereto by any agreement enter into by and between Lender and Borrower;

2.3.	“Loan” means the monetary loan from Lender to Borrower hereunder in cases where Borrower needs the working capital;

2.4.	“Loaned Money” means any money which is loaned by Loan, including the working fund;

2.5.	“Lender’s Standard” means the interest rate at which Lender procured the US dollar funds for Loan from Sumitomo Mitsui Trust Bank, Limited. (ICE LIBOR plus 0.71%); and

2.6.	“Interest” means the amount which is calculated on the basis of Loaned Money in accordance with Article 6.

Article 3. Loaned Money.

3.1.	Unless otherwise agreed by Lender and Borrower, Lender carries out Loan in accordance with this Agreement, if necessary.

3.2.

Each Loan shall be determined by Lender whether or not it carries out such Loan applied by Borrower, and the individual agreement of such Loan shall be deemed to be made by and between Lender and Borrower on Lender’s determination to execute such Loan.

Article 4. Minimum Requisite,

Article 10 hereof shall be fulfilled as the minimum requisite for Loan on the execution date thereof.

Article 5. Credit Limit.

5.1.

Loan shall be executed in US dollars and the Loan credit limit hereunder shall be $30,000,000.00US. Loan may be executed as many times as necessary to the extent that it does not exceed such Loan credit limit.

5.2.	Borrower may apply to Lender the excess Loan which is beyond such Loan credit limitation in case where absolutely necessary.

Article 6. Interest calculation.

6.1.	The interest rate which applies to Loan shall be the Lender’s Standard rate plus 0.09%.

6.2.	The interest shall be calculated in the manner as follows:

i)	First date of Loan term shall be excluded, but last date included;

ii)	Loan Term shall be calculated on the day-by-day basis of 360 days per year;

iii)	Division shall be done at the end;

iv)	Figure under a cent (US) shall be truncated; and

v)	Minimum Interest shall be a cent (US).

Article 7. Loan.

7.1.	Lender may loan the money to Borrower in cases where Lender considers and accepts Borrower’s request of Loan.

7.2.

In case where Borrower desires to obtain Loan, it shall request Loan to Lender in writing by 15:00 (Japan Standard Time JST) on the day of three business days before the execution date of such Loan; provided, however, that Borrower shall designate a business day of Lender as such execution date and such designation shall be irrevocable.

7.3.	In cases where Lender determines lo carry out Loan in response to Borrower’s request, such Loan shall be completed by 10:00 (JST) on the execution date of such Loan.

Article 8. Repayment.

8.1.

Borrower will repay Lender the original principal and Interest of Loan in a lump. The due date of such repayment shall be the date, written on the form that Borrower requests Loan, and accepted by Lender; provided, however, that the repayment before the due date shall not be allowed for any reason.

8.2.	Unless otherwise considered by Lender, it shall not cut off the amount of the debt on Borrower, which has already accrued, from the new Loan.

8.3.

On the termination or expiry of this Agreement, the repayment for Loan shall be due on the date of such termination or expiry. In this case, Borrower shall repay Lender all of the Loaned Money and Interest in a lump.

Article 9. Tax, Cost and Expense, etc.

9.1.

Borrower shall pay Lender the original principal, Interest, charge, cost and other necessary expenses for repayment of Loan, and shall not claim the right to set off and/or the counter claim to Lender. Furthermore, the amount of the repayment hereunder shall not be affected by the tax deduction or withholding tax.

9.2.

In cases where the cost and expense are accrued, in addition to Section 9.1, such cost and expense shall be borne by Lender and Borrower in the appropriate proportion. In cases where Borrower are in Default or Borrower’s Default is expected in the near future, such cost and expense necessary to conserve and/or enforce Lender’s claim shall be borne by Borrower to the reasonable extent.

Article 10. Acknowledgement and Warranty.

Borrower acknowledges and warrants the followings are true:

i)	Borrower complies with the laws and regulations which applies to its business and in its territory;

ii)	There is no default by Borrower to creditors, and there is no event leading to Borrower’s future default; and

iii)	All of the documents that Borrower possesses by itself or has provided to Lender are valid at the execution date of Loan hereunder.

Article 11. Covenant by Borrower.

Borrower covenants the followings to Lender:

i)

Borrower pays all the debts including the repayment obligation of the Loaned Money and Interest, among others, on the due date, complies with all of the terms and conditions and the covenants herein, and performs all of the obligations and such covenants herein;

ii)

Borrower provides Lender with the consolidated stand-alone financial statement and any other information in relation to Borrower’s business management, including, but not limited to, the lawsuit, the attachment of property, and the labor dispute, among others;

iii)

Borrower provides the governmental body and/or organization which has the jurisdiction with the documents required by such body/organization in accordance with the laws and regulations, and also provides Lender with the copies of such documents;

iv)	Borrower notifies Lender of information in relation to Borrower‘s Default or potential risk of such Default;

v)	Borrower applies, obtains and renews all of licenses and/or notification necessary to its business;

vi)

Borrower notifies Lender and obtains its allowance in advance in case where Borrower issues the unsecured bond under the conditions of the Pari-Passu, and/or safes, transfers, loans and/or disposes of all or a portion of its properties; and

vii)	Borrower, and its director, officer, employees and any other affiliates have no relationship to any kind of gang and unsocial group/force.

Article 12. Confidentiality.

12.1.

Lender and Borrower shall treat the other party’s information known in the course of Loan strictly confidential, and shall not disclose or divulge such information to any third party without the prior written consent of such other party hereto, and shall not use any other purpose other than the performance of this Agreement.

12.2.	Unless otherwise agreed by the parties hereto, Article 12 shall survive the termination or expiry of this Agreement.

Article 13. Term.

The initial term of this Agreement shall commence on the date as the last signature date indicated below and shall continue for a period of twelve (12) months thereafter. However, this Agreement will be automatically renewed and extended on year basis unless otherwise either party hereto provides the one (I) month prior written notice of non-renewal to the other party hereto by such expiry date.

Article 14. Termination.

14.1.	In case where any of the following event occurs on Borrower, Lender may terminate this Agreement:

i)	In the situation of Default;

ii)	All or a portion of Article 10 are/is inaccurate and misleading in an important respect, or the documents Borrower has provided to Lender are irreal;

iii)	All or a portion of Article 11 are/is not complied;

iv)	In the situation of non-compliance with laws and regulations, and such situation have a significant negative impact on Borrower’s business or its ability of performance hereunder.

14.2.

In case where any situation of Section 14.1 occurs and such situation carries on, Lender may make Borrower lose the benefit of term of Loan and may release Lender itself from its obligation to carry out Loan by terminating the unperformed Loan upon the written notice to Borrower. Notwithstanding the forgoing, Lender may execute Loan on its voluntary basis.

14.3.	In case where any situation of Section 14.1 occurs and Lender suffers a loss and/or damage, Borrower shall indemnify Lender for such loss and damages.

15. Force Majeure.

Delays or failure of either party hereto in the performance of its obligations hereunder shall be excused if and to the extent caused by circumstances beyond the reasonable control of the party affected. Lender and Borrower shall consult about appropriate measures.

16. Governing Law and Dispute Resolution.

16.1

This Agreement shall be governed by and construed in accordance with the laws of Japan. Lender and Borrower agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

16.2

All disputes arising out of or in relation to this Agreement shall be finally and exclusively resolved by arbitration in Osaka, Japan through the service of the Japan Commercial Arbitration Association in accordance with the Commercial Arbitration Rules of said association.

17 Non-Waiver.

The failure of either party to enforce its rights under any provision hereof shall not be deemed a waiver of such rights for purposes of future enforcement.

18. Severability.

Any provision hereof which is contrary to applicable law shall, to the extent of such contravention, be severed from this Agreement and shall not impair the validity of any other term, condition or provision hereof.

19. Entire Agreement.

This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings or agreements in relation hereto, which may exist between the parties. No amendments or changes hereto shall be binding on either of the parties unless made in writing and executed by the respective duly authorized representatives of each of the parties.

IN WITNESS WHEREOF, this Loan Agreement has been executed by the parties on the last signature date indicated below.

MegaChips Corporation:

By:	/s/ Akira Takata
Name:	Akira Takata
Title:	President & CEO
Date:	September 13, 2016

SiTime Corporation:

By:	/s/ Rajesh Vashist
Name:	Rajesh Vashist
Title:	President & CEO
Date:	8/29/2016